Exhibit 10.4
THIS SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
3226509 NOVA SCOTIA COMPANY
SUBORDINATED PROMISSORY NOTE
(Guaranteed by ION GEOPHYSICAL CORPORATION)
September 18, 2008

US$10,000,000.00	Calgary, Alberta
     FOR VALUE RECEIVED, 3226509 NOVA SCOTIA COMPANY, a Nova Scotia unlimited liability company, as the “Company”, promises to pay to 1236929 ALBERTA LTD., an Alberta corporation, as “Payee”, in lawful money of the United States of America, the principal sum of TEN MILLION AND NO/100 DOLLARS (US$10,000,000.00), together with accrued interest thereon at such rates and at such time or times as provided for herein. This Subordinated Promissory Note (the “Note”) is issued pursuant to that certain Amended and Restated Share Purchase Agreement by and among ION Geophysical Corporation, a Delaware corporation and the indirect owner of all of the outstanding equity interests of the Company (“ION”), the Payee, ARAM Systems Ltd., Canadian Seismic Rentals Inc. and the other “Sellers” (as that term is defined therein), dated as of September 17, 2008 (as such agreement may be further amended, restated, modified or supplemented, the “Share Purchase Agreement”).
     Capitalized terms used herein that are not defined in this Note shall have the respective meanings assigned to such terms in the Share Purchase Agreement.
     The following is a statement of the rights of Payee and the conditions to which this Note is subject, and to which the Payee hereof, by the acceptance of this Note, agrees:
     1. Definitions. As used in this Note, the following capitalized terms have the following meanings:
          (a) “Company” means the entity executing this Note and its successors and permitted assignees.
          (b) “Payee” shall mean the Person specified in the introductory paragraph of this Note, or any Person who shall at such time be the permitted assignee of this Note.

          (c) “Senior Credit Facility” shall mean that certain Amended and Restated Credit Agreement dated July 3, 2008 by and among ION, ION International S.à r.l, the guarantors party thereto and the lenders party thereto, as amended by that certain First Amendment thereto dated September 17, 2008, as same may be further amended, modified or supplemented.
          (d) “Senior Obligations” shall mean all principal (and premium, if any), interest (including, without limitation, interest occurring after an insolvency, bankruptcy or similar proceeding, whether or not such interest is an allowed claim in any such proceeding), amounts reimbursable, fees, expenses, penalties, indemnities, costs of enforcement and other amounts due or that may become due in connection with (i) the obligations of ION and its Subsidiaries under the Senior Credit Facility, (ii) the short-term bridge loans extended to ION by Jefferies Finance CP Funding LLC and evidenced by that certain Senior Increasing Rate Note dated September 18, 2008 made by ION in favor of Jefferies Finance CP Funding LLC or its assignees (the “Short Term Bridge Loans”), (iii) all guaranties by ION and its Subsidiaries of the obligations described in clauses (i) — (ii) above, and (iv) any debentures, notes or other evidence of indebtedness issued in exchange for, or in the refinancing of, such Senior Obligations.
          (e) “Subordinated Obligations” shall mean all obligations with respect to this Note, including, without limitation, principal, premium, if any, interest payable pursuant to the terms of this Note (including, without limitation, upon acceleration or otherwise), together with and including any amounts received or receivable upon the exercise of rights of action (including, without limitation, claims for damages) or otherwise in respect of this Note.
     2. Interest. Accrued interest on this Note shall be payable at such time as the outstanding principal amount hereof shall be paid, as provided herein. Subject to the provisions of Section 7 hereof, the Company promises to pay interest on the unpaid principal amount hereof for the period from (and including) the date of the making of this Note to (but excluding) the date that the Indebtedness under this Note shall be paid in full. Interest on the unpaid principal amount of this Note shall accrue at the rate of ten percent (10%) per annum (based on a year of 365 or 366 days, as the case may be), except as provided in Sections 2(a) and 2(b) below.
          (a) In the event that the outstanding indebtedness under this Note is not paid in full on or before the later to occur of the following: (i) December 17, 2008 and (ii) the date that is forty-five (45) days following the Financial Statements Delivery Date (such later date being referred to herein as the “Interest Change Date”), then commencing on (and including) the date that immediately follows the Interest Change Date, interest on the unpaid principal amount of this Note shall accrue thereafter until paid at a rate equal to thirteen percent (13%) per annum; and
          (b) In the event that the outstanding indebtedness under this Note is not paid in full on or before March 18, 2009, then commencing on (and including) March 19, 2009, interest on the unpaid principal amount of this Note shall accrue thereafter until paid at a rate equal to sixteen percent (16%) per annum.
     3. Payment of Interest and Principal. The indebtedness under this Note shall be payable as set forth herein. Subject to the provisions of Section 7 hereof, the Company shall pay accrued interest hereunder (a) upon the payment or prepayment of any principal amount owing under this Note (but only on the principal amount so prepaid or paid) and (b) on the Maturity Date (as defined below). The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable one (1) day immediately following the “Maturity Date” as defined in the Senior ARAM Note (the “Maturity Date”). This Note may be prepaid, at any time, in whole or in part, with each such prepayment being applied first to accrued and unpaid interest, and then to outstanding principal, upon one (1) Business Day’s prior written notice, without premium or penalty. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest due hereunder.
     4. [Intentionally Omitted].
     5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:
          (a) Failure to Pay. The Company shall fail in any material respect to pay (i) any principal payment on the due date thereof as provided herein or (ii) any interest or other payment required under the terms of this Note on the date due, and such payment shall not have been made within ten (10) Business Days of the Company’s receipt of Payee’s written notice to the Company of such failure to pay;
          (b) Breach of Covenants. The Company shall fail in any material respect to observe or perform any covenant, obligation, condition or agreement contained in this Note and (i) such failure shall continue for thirty (30) days, or (ii) if such failure is not curable within such thirty (30) day period, but is reasonably capable of cure within sixty (60) days, then either (A) such failure shall continue for sixty (60) days or (B) the Company shall not have commenced curative measures in a manner reasonably satisfactory to Payee within such initial thirty (30) day period;
          (c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become “insolvent” (as such term may be defined or interpreted under applicable statutory authority), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it or (vii) take any action for the purpose of effecting any of the foregoing;
          (d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced, and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of such commencement; or
          (e) Material Indebtedness. ION shall be in default under the terms of (i) any Senior Obligations, (ii) the indebtedness of ION under its 5.50% Convertible Senior Notes due 2008, (iii) the liabilities of ION and its Subsidiaries with respect to capital leases and obligations under its facility sale-leaseback facility, (iv) the indebtedness of Company under that certain Promissory Note, in an aggregate principal amount of US $35,000,000, made to the favor of Payee, dated as of the date hereof (the “Senior ARAM Note”), or (v) any guaranties by ION and its Subsidiaries of any of the foregoing obligations where (x) such default has resulted in the acceleration of such obligations prior to its stated maturity, and (y) the principal amount at maturity of such obligations under which there has been such a default aggregates $20.0 million or more.
     6. Rights of Payee upon Default. Upon the occurrence or existence of any Event of Default (other than any Event of Default referred to in Sections 5(c) or 5(d) hereof), and at any time thereafter during the continuance of such Event of Default, Payee may, by written notice to the Company, declare all outstanding obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided, that so long as any Senior Obligations shall be outstanding, such acceleration shall not be effective until the earlier of (i) an acceleration of any such Senior Obligations in accordance with the agreements evidencing such Senior Obligations or (ii) ten Business Days after receipt by the Company and each holder of outstanding Senior Obligations (or in the case of holders of Senior Obligations evidenced by the Senior Credit Facility, the administrative agent thereunder) of written notice of such acceleration. Upon the occurrence or existence of any Event of Default described in Sections 5(c) or 5(d) hereof, immediately and without notice, all outstanding obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Payee may exercise any other right, power or remedy granted to it otherwise permitted to it by law, either by suit in equity or by action at law, or both.
     7. Subordination. The payment of Subordinated Obligations is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash of all of the Senior Obligations, whether outstanding on the date hereof or hereafter incurred, of ION and its Subsidiaries.
          (a) Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, (i) no amount shall be paid by the Company in respect of any Subordinated Obligations at the time outstanding, unless and until all Senior Obligations then outstanding shall have previously been paid in full in cash, and (ii) no claim or proof of claim shall be filed with respect to the Company by or on behalf of the Payee, which claim or proof of claim shall assert any right to receive any payments in respect of any Subordinated Obligations, except subject to the prior payment in full in cash of all Senior Obligations then outstanding. Upon any distribution to creditors of the Company in any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company, (A) the holders of Senior Obligations will be entitled to receive payment in full in cash of all Senior Obligations then outstanding (including interest after the commencement of any such proceeding at the rate specified in the agreement evidencing such applicable Senior Obligations) before the Payee will be entitled to receive any payment with respect to the Subordinated Obligations, and (B) until all Senior Obligations are paid in full in cash, any distribution to which the Payee would be entitled but for this Section 7 shall be made to the holders of Senior Obligations as their interests may appear.
          (b) Default on Senior Obligations. If there shall occur an “Event of Default” (as defined in any agreement evidencing any Senior Obligations), then, unless and until such “Event of Default” shall have been cured or waived or shall have ceased to exist, or all Senior Obligations shall have previously been paid in full in cash, no payment shall be made in respect of any Subordinated Obligations.
          (c) Acceleration of Securities. If payment of any Subordinated Obligations is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Obligations (or in the case of holders of Senior Obligations evidenced by the Senior Credit Facility, the administrative agent thereunder) of such acceleration.
          (d) Further Assurances. By acceptance of this Note, the Payee agrees to execute and deliver any customary forms of a subordination agreement or agreements (or similar document or instrument) as may be requested from time to time by holders of Senior Obligations, and as a condition to the Payee’s rights hereunder, the Company may require that Payee execute any form of subordination agreement or agreements or similar document or instrument.
          (e) Other Indebtedness. Indebtedness and other obligations of ION and its Subsidiaries which do not constitute Senior Obligations shall not be senior in any respect to any Subordinated Obligations, unless expressly consented to in writing by the Payee and the holders of the Senior Obligations.
          (f) Subrogation. Subject to the payment in full in cash of all Senior Obligations, the Payee shall be subrogated to the rights of the holder(s) of such Senior Obligations (to the extent of the payments or distributions made to the holder(s) of such Senior Obligations pursuant to the provisions of this Section 7) to receive payments and distributions of assets of the Company applicable to the Senior Obligations. No such payments or distributions applicable to the Senior Obligations shall, as between the Company and its creditors, other than the holders of Senior Obligations and the Payee, be deemed to be a payment by the Company on account of any Subordinated Obligations; and for purposes of such subrogation, no payments or distributions to the holders of Senior Obligations to which the Payee would be entitled (except for the provisions of this Section 7) shall, as between the Company and its creditors, other than the holders of Senior Obligations and the Payee, be deemed to be a payment by the Company on account of the Senior Obligations.
          (g) No Impairment. Subject to the rights of the holders of Senior Obligations under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to the Payee of any Subordinated Obligations, nothing contained in this Section 7 shall impair, as between the Company and Payee, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Payee the principal hereof, interest hereon and any other Subordinated Obligations as and when the same shall become due and payable, or shall prevent the Payee, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.
          (h) When Distribution Must Be Paid Over. If, notwithstanding Sections 7(a) and 7(b), any payment or distribution of assets shall be received by the Payee on account of, or with respect to any Subordinated Obligations, such payment or distribution shall be held in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Obligations as their interests may appear for application to the payment of all Senior Obligations remaining unpaid to the extent necessary to pay such Senior Obligations in full in cash in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations.
          (i) Lien Subordination. Any security interest, lien, charge or encumbrance of Payee, whether now or hereafter existing in connection with any Subordinated Obligations, on any assets or property of the Company or any proceeds or revenues therefrom which Payee may have at any time as security for any Subordinated Obligations, shall be subordinate to all security interests, liens, charges or encumbrances now or hereafter granted to a holder of Senior Obligations by the Company or by law, notwithstanding the date, order or method of attachment or perfection of any such security interest, lien, charge or encumbrance or the provisions of any applicable law.
          (j) Reliance of Holders of Senior Obligations. Payee, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and as consideration for each holder of Senior Obligations, whether such Senior Obligations was created or acquired before or after the creation of the indebtedness evidenced by this Note or any of the other Subordinated Obligations, and each such holder of Senior Obligations shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Obligations.
          (k) Miscellaneous. The provisions of this Section 7 shall inure to the benefit of the holders of Senior Obligations and each of their respective successors and assigns, and shall be binding upon each of the Company, the Payee and their respective successors and assigns. Each of the holders of Senior Obligations is intended to be, and is hereby made, express and intended third party beneficiary of the terms hereof and may enforce the terms of this Section 7 as if a party hereto, and no amendment to the terms of this Section 7 shall be effective as against any given holder of Senior Obligations without its prior written consent. Moreover, any holder of Senior Obligations may, but shall not be obligated to, give Payee notice of the creation or existence of the holder of Senior Obligations held by it; however, such notice shall not be necessary in order for the holder of Senior Obligations to enforce the terms or claim the benefits of this Section 7. This Section 7 shall be a continuing agreement and shall be irrevocable and shall remain in full force and effect until thirteen (13) months after the date on which all of the Senior Obligations shall have been discharged in full in cash by complete payment in accordance with the terms thereof. The provisions of this Section 7 shall apply in favor of any holder of Senior Obligations now or hereafter created. No action which any holder of Senior Obligations or ION, the Company or any of their respective Subsidiaries may take or refrain from taking with respect to the Senior Obligations, including any amendments thereto, shall affect the provisions of this Section 7 or the obligations of the Company or any Payee hereunder. No right of any holder of Senior Obligations or any future holder of any of the Senior Obligations shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any holder of Senior Obligations, or by any noncompliance by the Company with the terms, provisions and covenants of this Section 7, regardless of any knowledge thereof which any holder of Senior Obligations may have or otherwise be charged with. As used in this Section 7, a “distribution” or “payment” may consist of a distribution, payment or other transfer of assets by or on behalf of the Company (including, without limitation, a repayment, prepayment, redemption, repurchase or other acquisition of this Note) from any source, of any kind or character, whether in cash, securities or other property, by setoff or otherwise.
     8. Guarantee. The payment of principal of and interest on this Note is guaranteed by ION pursuant to the terms of that certain Guaranty dated as of September 18, 2008, and Payee shall be entitled to the benefits of such Guaranty.
     9. [Intentionally Omitted].
     10. Successors and Assigns. Subject to the restrictions on transfer described in Section 12 below, the rights and obligations of the Payee shall be binding upon and benefit the successors, assigns and transferees of the Payee.
     11. Waiver and Amendment. Any provision of this Note may be amended, waived or modified only upon the prior written consent of the Company and Payee.
     12. Transfer of this Note. This Note shall not be assigned or transferred by Payee without the express prior written consent of the Company, which consent shall not be unreasonably withheld; provided, however, that if an Event of Default has occurred and remains uncured, then Payee’s rights and obligations under this Note shall be freely assignable by Payee so long as Payee and its assignee comply with all applicable securities laws in relation to such assignment.
     13. Notices. All notices, requests, demands, claims, instructions and other communications hereunder shall be in writing. Any notice, request, demand, claim, instruction or other communication to be given hereunder by either party to the other shall be sent by facsimile (with confirmation received of the recipient’s number) to the number stated below or shall be delivered personally or sent by registered or certified mail (postage prepaid and return receipt requested) to the address stated below.
If to the Company:
c/o ION Geophysical Corporation
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
Attention: R. Brian Hanson
Facsimile: (281) 879-3674
Copy to (which shall not constitute notice):
ION Geophysical Corporation
2105 CityWest Blvd, Suite 400
Houston, Texas 77042-2839
Attention: David L. Roland
Facsimile: (281) 879-3600
And
Mayer Brown LLP
700 Louisiana Street, Suite 3400
Houston, Texas 77002
Attention: Marc H. Folladori
Facsimile: (713) 238-4696
If to Payee:
161 Lochend Drive
Cochrane, Alberta T4C 2H2
Attention: Donald G. Chamberlain
Facsimile: (403) 932-2438
Copy to (which shall not constitute notice):
Borden Ladner Gervais LLP
1000 Canterra Tower
400 Third Avenue S.W.
Calgary, Alberta T2P 4H2
Attention:   David C. Whelan
Facsimile:   (403) 266-1395
or at such other facsimile number or address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is sent by facsimile or addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed on the date indicated on the facsimile confirmation or the postal receipt. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
     14. Payment. All payments hereunder shall be made in lawful money of the United States of America.
     15. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the Province of Alberta, without regard to the conflicts of law provisions thereof or of any other jurisdiction.
     16. Submission to Jurisdiction. Each party to this Note irrevocably and unconditionally attorns to the jurisdiction of the courts of the Province of Alberta in any Action arising out of or relating to this Note and agrees that all claims in respect of such Action may be heard and determined in any such court. Each party also agrees not to bring any Action arising out of or relating to the this Note in any other court. Each party waives any objection to venue in any such Action and any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto and waives any right to elect trial by jury. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 13. Nothing in this Section 16 will affect the right of any party to bring any Action arising out of or relating to this Note in any other court or to serve legal process in any other manner permitted at Law or in equity. Each party agrees that a final judgment in any Action so brought shall be conclusive and may be enforced by Action on the judgment or in any other manner provided at Law or in equity.
[Signature page follows]

     IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

3226509 NOVA SCOTIA COMPANY
a Nova Scotia unlimited liability company (the
“Company”)

By:	/s/ David L. Roland

Name:	David L. Roland

Title:	Vice President

ACCEPTED AND AGREED TO BY:

1236929 ALBERTA LTD. (the “Payee”)

By:	/s/ Donald Chamberlain

Name:	Donald Chamberlain

Title:	President